Exhibit 10.8

FIRST AMENDMENT

TO

FIFTH THIRD BANCORP 401(k) SAVINGS PLAN

January 1, 2015 Restatement

The Fifth Third Bancorp 401(k) Savings Plan, as presently maintained under an amendment and restatement made effective as of January 1, 2015, is hereby amended in the following respects:

1.          A new Section 6.1(b)(2)(D) is added to the Plan immediately following Section 6.1(b)(2)(C) to provide, effective as of December 1, 2015, as follows:

(D)      Sale of Branches to F.N.B. Corporation and Great Southern Bank. Anything in (A) above to the contrary notwithstanding, a Participant (i) whose position with the Employer is eliminated as a result of the sale of a branch to F.N.B. Corporation or Great Southern Bank, and (ii) who remains employed with the Employer through the date on which the position is eliminated, shall have a nonforfeitable right to his entire account (including each of its subaccounts) upon and after the date on which the Participant’s position with the Employer is eliminated.

2.         Section 7.5(b)(8) of the Plan is amended to provide, effective as of January 1, 2016, as follows:

(8)      Loans shall be repaid only by payroll withholding properly authorized by the Participant; provided that the Administrator may allow complete prepayment through other means; provided further, a Participant who is on a leave of absence may pay installments by cashier’s check, certified check or money order, to the extent his pay (if any) is insufficient to meet the repayment schedule; and provided in addition, a Participant who has terminated employment may pay installments by any method permitted by the Administrator.

3.          Section 7.5(e) of the Plan is amended to provide, effective as of January 1, 2016, as follows:

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(e)      Repayment Period. Each loan, by its terms, shall be required to be repaid within 5 years.

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EXECUTED this 17th day of December, 2015.

FIFTH THIRD BANK

By:	/s/ Teresa Tanner

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